Exhibit 20
                                                                      ----------



NEWS RELEASE
------------

                                                                        Contact:
                                                        William R. (Todd) Fowler
                                                             Frances W. Josephic
                                                                  (800) 988-4304



                   SECURITY CAPITAL TO SELL CARRAMERICA SHARES
                          IN SECONDARY PUBLIC OFFERING


CHICAGO (December 3, 2001) - Security Capital Group Incorporated (NYSE: SCZ) announced today that CarrAmerica Realty Corporation (NYSE: CRE) has filed a prospectus supplement to the effective shelf registration statement for Security Capital under which Security Capital will offer 16,872,537 shares of common stock of CarrAmerica owned by Security Capital in an underwritten public offering. The underwriters have the option to purchase up to an additional 2,530,880 shares from Security Capital. Goldman, Sachs & Co. will be the sole bookrunner of the offering. Salomon Smith Barney, Legg Mason Wood Walker Incorporated, Wachovia Securities, Banc of America Securities LLC, Deutsche Banc Alex. Brown and A.G. Edwards & Sons, Inc. will be co-managers. The offering is expected to occur over the next several weeks.


                                       ###


THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.